EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

October 26, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Commissioners:

We have read the statements made by Basic Services Inc in item4.01 "Changes in Registrant's Certifying Accountant" included in Form 8K dated October 26, 2007 filed on October 26, 2007. We agree with the statements concerning our Firm in such 8K. We are not in a position to agree or disagree with other statements of Basic Services Inc contained therein.

Very truly yours,

/s/   Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146

(702)253-7511 Fax (702)253-7501